	Exhibit 99(c)
HSBC Finance Corporation
Household Affinity Credit Card Master Note Trust I, Series 2003-3

Original Principal
Class A	903,875,000.00
Class B	59,750,000.00
Class C	36,375,000.00
Number of Bonds (000's)
Class A	903,875
Class B	59,750
Class C	36,375

		2004 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest Distributions		13,252,094.27

CLASS B
Class B Principal Distributions
Class B Interest Distributions		0.00
		1,015,735.48

Class C
Class C Principal Distributions		0.00
Class C Interest Distributions		873,536.78